Exhibit 99.1

B2Digital’s Chairman and CEO Greg Bell to Feature in FMW Media’s “New To The Street” TV Series Airing on Fox Business Channel and Bloomberg TV

TAMPA, FL, April 19, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the upcoming airing of a multi-part TV series on FMW Media’s “New To The Street” business TV show that features interviews with B2Digital’s Chairman and CEO, Greg P. Bell.

The first episode aired last night. That episode will be replayed tonight, April 19 on Fox Business Channel at 10:30 pm PT. The following three episodes will air as follows:

•	Monday, April 25 on Fox Business at 10:30 pm PT
•	Saturday, April 30 on Bloomberg at 6 pm ET
•	Monday May 9 on Fox Business at 10:30 pm PT

Jane King, the host of New To The Street, sits down with Mr. Bell to cover B2 Digital’s recent acceleration in growth across its major metrics, what’s driving that growth, how it breaks down across the Company’s segments, and how the Company’s recent move into the metaverse can further catalyze that growth acceleration.

In the interview, Mr. Bell also covers the Company’s recent surge in revenues and management’s current outlook for revenues over the coming year, highlighting B2’s busy upcoming schedule of live MMA events, its acquisition model on the Training side, and its broad content distribution footprint, as well how the Company’s move into the metaverse has already started to impact results by granting the Company access to a massive new end market with a first-mover advantage.

Bell noted that the Company has already started to host major fight night events in the metaverse, with plans to expand that presence over time. B2 Digital and Bell have a long history of embracing new innovations. He thinks the metaverse is a true revolutionary innovation still in its very early innings, and the Company is positioning itself to maximize that impact for its shareholders.

Mr. Bell will be back on the show soon to give updated information about the Company and its recent and upcoming events and catalysts.

FMW Media’s "New To The Street" TV brand is one of the longest-running U.S and International sponsored and Syndicated Nielsen Rated programs running today. Through its network of syndication, FMW programming reaches an estimated 540 million homes across US and international markets.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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